Exhibit 99.1

HMN Financial, Inc. Announces Fourth Quarter Results

ROCHESTER, Minn.--(BUSINESS WIRE)--January 23, 2012--HMN Financial, Inc. (NASDAQ:HMNF):

Fourth Quarter Highlights

  Net loss of $7.6 million compared to net loss of $9.9 million for fourth quarter of 2010
  Diluted loss per common share of $2.08 compared to diluted loss per common share of $2.73 in the fourth quarter of 2010
  Provision for loan losses of $7.6 million, down $2.9 million from fourth quarter of 2010
  Non-performing assets of $50.6 million, down $9.4 million from third quarter of 2011
  Total assets decreased $28.2 million in fourth quarter of 2011

Annual Highlights

  Net loss of $11.6 million compared to net loss of $29.0 million for 2010
  Diluted loss per common share of $3.47 compared to diluted loss per common share of $8.17 for 2010
  Provision for loan losses of $17.3 million for 2011, down $16.1 million from 2010
  Non-performing assets of $50.6 million, down $33.9 million from December 31, 2010
  Total assets decreased $90.5 million in 2011

LOSS SUMMARY	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share amounts)	2011	2010	2011	2010
Net loss	$(7,626)	(9,932)	$(11,555)	(28,978)
Net loss available to
common stockholders	(8,085)	(10,381)	(13,376)	(30,762)
Diluted loss per common share	(2.08)	(2.73)	(3.47)	(8.17)
Loss on average assets	(3.75)%	(4.41)%	(1.39)%	(2.98)%
Loss on average common equity	(45.87)%	(49.64)%	(16.94)%	(31.73)%
Book value per common share	$7.36	10.51	$7.36	10.51

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $790 million holding company for Home Federal Savings Bank (the Bank), today reported a net loss of $7.6 million for the fourth quarter of 2011, a $2.3 million improvement from the net loss of $9.9 million for the fourth quarter of 2010. Net loss available to common shareholders for the fourth quarter of 2011 was $8.1 million, an improvement of $2.3 million, from the net loss available to common shareholders of $10.4 million for the fourth quarter of 2010. Diluted loss per common share for the fourth quarter of 2011 was $2.08, an improvement of $0.65 from the diluted loss per common share of $2.73 for the fourth quarter of 2010. The decrease in the net loss in the fourth quarter of 2011 is due primarily to a $2.9 million decrease in the provision for loan losses between the periods. The provision for loan losses decreased primarily because fewer write downs on commercial real estate loans were recorded in the fourth quarter of 2011 when compared to the fourth quarter of 2010. The provision also decreased because of the $127 million decrease in the loan portfolio between the periods.

President’s Statement
“The operating results for the fourth quarter of 2011 reflect the challenging economic environment that continues to have a negative impact on commercial real estate values and our provision for loan losses,” said Brad Krehbiel, President of HMN. “We are encouraged by the results of our ongoing efforts to improve credit quality in our commercial loan portfolio as evidenced by the positive trend of declining non-performing assets. We will continue to focus our efforts on further reducing these non-performing assets while, at the same time, increasing our core deposit relationships, and reducing expenses.”

Fourth Quarter Results

Net Interest Income
Net interest income was $6.9 million for the fourth quarter of 2011, a decrease of $0.4 million, or 5.6%, compared to $7.3 million for the fourth quarter of 2010. Interest income was $9.2 million for the fourth quarter of 2011, a decrease of $1.6 million, or 15.0%, from $10.8 million for the same period in 2010. Interest income decreased between the periods primarily because of an $84 million decrease in the average interest-earning assets and a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.75% for the fourth quarter of 2011, a decrease of 29 basis points from the 5.04% average yield for the fourth quarter of 2010. The decrease in yield is the result of the lower interest rate environment that existed during the fourth quarter of 2011 when compared to the fourth quarter of 2010.

Interest expense was $2.3 million for the fourth quarter of 2011, a decrease of $1.2 million, or 34.3%, compared to $3.5 million for the fourth quarter of 2010. Interest expense decreased primarily because of a $73 million decrease in the average interest-bearing liabilities between the periods. The decrease in the average interest-bearing liabilities is primarily the result of a decrease in outstanding borrowings and brokered deposits between the periods. The decrease in borrowings and brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered deposits. Interest expense also decreased because of the lower rates paid on retail money market accounts and certificates of deposits. The decreased rates were the result of the lower interest rate environment that existed during the fourth quarter of 2011 when compared to the fourth quarter of 2010. The average interest rate paid on interest-bearing liabilities was 1.26% for the fourth quarter of 2011, a decrease of 48 basis points from the 1.74% average rate paid in the fourth quarter of 2010. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2011 was 3.55%, an increase of 16 basis points, compared to 3.39% for the fourth quarter of 2010.

Provision for Loan Losses
The provision for loan losses was $7.6 million for the fourth quarter of 2011, a decrease of $2.9 million, or 27.8%, from $10.5 million for the fourth quarter of 2010. The provision decreased primarily because of fewer write downs on commercial real estate loans between the periods. These decreases in the provision were partially offset by an increase in the general reserves required for other risk rated commercial loans as a result of our quarterly internal loan portfolio analysis. Total non-performing assets were $50.6 million at December 31, 2011, a decrease of $9.4 million, or 15.6%, from $60.0 million at September 30, 2011. Non-performing loans decreased $4.9 million and foreclosed and repossessed assets decreased $4.5 million during the fourth quarter of 2011. The non-performing loan and foreclosed and repossessed asset activity for the fourth quarter of 2011 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
September 30, 2011	$38,858	September 30, 2011	$21,144
Classified as non-performing	11,964	Transferred from non-performing loans	49
Charge offs	(11,596)	Other foreclosures/repossessions	0
Principal payments received	(4,939)	Real estate sold	(2,062)
Classified as accruing	(245)	Net gain on sale of assets	254
Transferred to real estate owned	(49)	Write downs	(2,769)
December 31, 2011	$33,993	December 31, 2011	$16,616

A reconciliation of the allowance for loan losses for the fourth quarters of 2011 and 2010 is summarized as follows:

(Dollars in thousands)	2011	2010
Balance at September 30,	$25,690	$33,490
Provision	7,609	10,542
Charge offs:
Commercial real estate	(6,710)	(571)
Commercial business	(4,787)	(1,203)
Consumer	(41)	(111)
One-to-four family	(58)	(86)
Recoveries	2,185	767
Balance at December 31,	$23,888	$42,828

Unallocated allowance	$18,104	$17,794
Allocated allowance	5,784	25,034
	$23,888	$42,828

Charge offs increased and the allocated allowance decreased in the fourth quarter of 2011 when compared to the same period in 2010 due primarily to the modification of our charge off policy on non-performing loans secured by real estate in the fourth quarter of 2011, which required the charge off of previously established specific valuation allowances (SVAs).

Previously, when a collateral-dependent loan was characterized as a loss, the Company typically established an SVA based on the estimated fair value of the underlying collateral, less any related selling costs and the actual charge off of the loan was not recorded until the foreclosure process was complete. The gross loan balance for these non-performing loans was reported as an outstanding loan with any associated SVAs included in the financial statements as part of the allowance for loan losses. Under the modified policy, which is also acceptable under Generally Accepted Accounting Principles, SVAs are no longer recognized and any losses on loans secured by real estate are charged off in the period the loans, or portion thereof, are deemed uncollectible. The change in policy resulted in additional charge offs in the fourth quarter of 2011 of $9.6 million. All of these charge offs were previously included in the Company’s loss history as part of the evaluation of the allowance for loan losses. Therefore, the additional charge offs did not affect the Company’s provision for loan losses or net income for the period.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2010.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2011	2011	2010
Non-Accruing Loans:
One-to-four family real estate	$4,435	$2,930	$4,844
Commercial real estate	22,658	24,392	36,737
Consumer	699	460	224
Commercial business	6,201	11,076	26,269
Total	33,993	38,858	68,074

Other assets
Foreclosed and Repossessed Assets:
One-to-four family real estate	352	1,003	972
Consumer	0	0	14
Commercial real estate	16,264	20,141	15,409
Total non-performing assets	$50,609	$60,002	$84,469
Total as a percentage of total assets	6.40%	7.33%	9.59%
Total non-performing loans	$33,993	$38,858	$68,074
Total as a percentage of total loans receivable, net	6.10%	6.57%	10.25%
Allowance for loan loss to non-performing loans	70.27%	66.11%	62.91%

Delinquency Data:
Delinquencies (1)
30+ days	$3,226	$7,763	$4,021
90+ days	0	823	754
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	0.55%	1.27%	0.59%
90+ days	0.00%	0.13%	0.11%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans (the largest category of non-performing loans) that were non-performing as of the end of the two most recently completed quarters and December 31, 2010.

		Principal
		Amount
		of		Principal		Principal
		Loans at		Amount of		Amount of
		December		Loans at		Loans at
(Dollars in thousands)	# of	31,	# of	September 30,	# of	December 31,
Property Type	relationships	2011	relationships	2011	relationships	2010
Developments/Land	10	$17,465	8	$17,059	9	$23,661
Single family homes	0	0	0	0	3	2,673
Alternative fuel plants	0	0	1	2,266	1	4,994
Shopping centers/retail	2	1,315	2	1,347	3	1,099
Restaurants/bar	1	616	1	636	1	635
Office buildings	1	2,325	1	2,925	1	3,675
Other buildings	3	937	1	159	0	0
	17	$22,658	14	$24,392	18	$36,737

The Company had allocated reserves established against the above commercial real estate loans of $2.9 million, $4.2 million, and $13.3 million, respectively, at December 31, 2011, September 30, 2011 and December 31, 2010.

The following table summarizes the number of lending relationships and industry of commercial business loans that were non-performing for the two most recent quarters and December 31, 2010.

		Principal		Principal		Principal
(Dollars in thousands)		Amount of		Amount of		Amount of
		Loans		Loans		Loans
Industry Type	#	December 31,	#	September 30,	#	December 31,
		2011		2011		2010
Construction/development	6	$2,061	3	$2,678	6	$9,148
Finance	0	0	1	177	1	248
Retail	1	82	4	1,550	1	2,504
Banking	2	1,199	2	1,824	2	8,223
Entertainment	1	23	1	235	1	315
Utilities	1	2,792	1	4,568	1	4,614
Restaurant	0	0	0	0	4	1,217
Transportation	1	44	1	44	0	0
	12	$6,201	13	$11,076	16	$26,269

The Company had allocated reserves established against the above commercial business loans of $0.6 million, $2.8 million and $10.7 million, respectively, at December 31, 2011, September 30, 2011 and December 31, 2010.

Non-Interest Income and Expense
Non-interest income was $2.0 million for the fourth quarter of 2011, the same as the fourth quarter of 2010. Fees and service charges decreased $95,000 between the periods primarily because of decreased overdraft fees and debit card income between the periods. Loan servicing fees decreased $21,000 between the periods primarily because of a decrease in the number of commercial loans that are being serviced for others. Other income increased $50,000 between the periods due to an increase in the income recognized on the sale of uninsured investment products and increased earnings from limited partnership investments. Gain on sales of loans increased $17,000 due primarily to an increase in the gain recognized on the sale of government guaranteed commercial loans between the periods.

Non-interest expense was $8.9 million for the fourth quarter of 2011, an increase of $0.7 million, or 7.9%, from $8.2 million for the same period of 2010. Losses on real estate owned increased $0.9 million from the fourth quarter of 2010 primarily because of decreases in the fair market values of the assets required that they be written down. Data processing expense increased $163,000 from the fourth quarter of 2010 primarily because of a one time incentive that was received by the Company in the fourth quarter of 2010 when it changed its ATM and debit card vendor. Deposit insurance expense decreased $185,000 between the periods primarily because of a change in the FDIC’s insurance cost structure and also because of a decrease in the asset size of the Bank between the periods. Other non-interest expenses decreased $97,000 between the periods primarily because of decreased costs related to other real estate owned. Compensation and benefits expense decreased $95,000 between the periods primarily because of a decrease in the compensation paid as a result of having fewer employees and also because there were fewer loan originations in the fourth quarter of 2011 when compared to the same period in 2010.

Income tax expense decreased $482,000 between the periods, from an expense of $482,000 in the fourth quarter of 2010 to no expense in the fourth quarter of 2011. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2011. Since the valuation reserve is established against the entire deferred tax asset balance, no income tax expense was recorded for the fourth quarter of 2011.

Net Loss Available to Common Shareholders
The net loss available to common shareholders was $8.1 million for the fourth quarter of 2011, a decreased loss of $2.3 million from the $10.4 million net loss available to common shareholders in the fourth quarter of 2010. The net loss available to common shareholders decreased primarily because of the change in the net loss between the periods. The Company deferred the February 15, 2011, May 15, 2011, August 15, 2011, and November 15, 2011 cash dividend payments on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from the net loss for financial statement purposes to arrive at the net loss available to common shareholders.

Loss on Assets and Equity
The loss on average assets for the fourth quarter of 2011 was 3.75%, compared to a 4.41% loss on average assets for the fourth quarter of 2010. Loss on average equity was 45.87% for the fourth quarter of 2011, compared to a 49.64% loss for the same period of 2010. Book value per common share at December 31, 2011 was $7.36, compared to $10.51 at December 31 2010.

Annual Results

Net Loss
The net loss was $11.6 million for 2011, an improvement of $17.4 million, from the $29.0 million loss for 2010. The net loss available to common shareholders was $13.4 million for the year ended December 31, 2011, an improvement of $17.4 million, from the net loss available to common shareholders of $30.8 million for 2010. Diluted loss per common share for the year ended December 31, 2011 was $3.47, an improvement of $4.70 from the $8.17 diluted loss per common share for the year ended December 31, 2010.

Net Interest Income
Net interest income was $28.4 million for 2011, a decrease of $2.6 million, or 8.4%, from $31.0 million for 2010. Interest income was $39.5 million for 2011, a decrease of $8.8 million, or 18.1%, from $48.3 million for 2010. Interest income decreased between the periods primarily because of a $132 million decrease in the average interest-earning assets and a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 5.00% for the year ended December 31, 2011, a decrease of 23 basis points from the 5.23% average yield for 2010.

Interest expense was $11.1 million for the year ended December 31, 2011, a decrease of $6.2 million, or 35.5%, from $17.3 million for 2010. Interest expense decreased primarily because of a $115 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the average outstanding borrowings and brokered deposits between the periods. The decrease in borrowings and brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered deposits. Interest expense also decreased because of the lower rates paid on retail money market accounts and certificates of deposits. The decreased rates were the result of the lower interest rate environment that existed during 2011. The average interest rate paid on interest-bearing liabilities was 1.47% for the year ended December 31, 2011, a decrease of 51 basis points from the 1.98% average rate paid for the same period of 2010. Net interest margin (net interest income divided by average interest-earning assets) was 3.59% for the year ended December 31, 2011, an increase of 23 basis points, from the 3.36% margin for 2010.

Provision for Loan Losses
The provision for loan losses was $17.3 million for the year ended December 31, 2011, a decrease of $16.1 million, from $33.4 million for the year ended December 31, 2010. The provision decreased between the periods primarily because fewer loan losses were recognized due to fewer write downs on non-performing real estate loans in 2011 when compared to 2010. The provision also decreased because of the $132 million decrease in the loan portfolio between the periods. Total non-performing assets were $50.6 million at December 31, 2011, a decrease of $33.9 million, or 40.0%, from $84.5 million at December 31, 2010. Non-performing loans decreased $34.1 million and foreclosed and repossessed assets increased $0.2 million during 2011. The non-performing loan and foreclosed and repossessed asset activity for 2011 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2010	$68,074	December 31, 2010	$16,395
Classified as non-performing	28,615	Transferred from non-performing loans	8,593
Charge offs	(39,303)	Other foreclosures/repossessions	138
Principal payments received	(9,552)	Real estate sold	(5,444)
Classified as accruing	(5,248)	Net gain on sale of assets	407
Transferred to real estate owned	(8,593)	Write downs	(3,473)
December 31, 2011	$33,993	December 31, 2011	$16,616

A reconciliation of the allowance for loan losses for 2011 and 2010 is summarized as follows:

(in thousands)	2011	2010
Balance at January 1,	$42,828	$23,811
Provision	17,278	33,381
Charge offs:
Commercial	(15,512)	(7,006)
Commercial real estate	(23,012)	(7,094)
Consumer	(270)	(907)
Single family mortgage	(508)	(254)
Recoveries	3,084	897
Balance at December 31,	$23,888	$42,828

Unallocated allowance	$18,104	$17,794
Allocated allowance	5,784	25,034
	$23,888	$42,828

Charge offs increased and the allocated allowance decreased in 2011 when compared to 2010 due primarily to two factors. The first factor was the modification of our charge off policy in the fourth quarter of 2011 relating to non-performing loans secured by real estate, as described above, which required the charge off of previously established specific valuation allowances (SVAs) and the second factor was that in certain instances the borrower’s financial condition had deteriorated to the point that a charge off of the loan balance was warranted.

Non-Interest Income and Expense
Non-interest income was $6.9 million for the year ended December 31, 2011, a decrease of $0.4 million, or 5.5%, from $7.3 million for the year ended December 31, 2010. Gain on sales of loans decreased $331,000 between the periods primarily because of a decrease in the gains recognized on the sale of single family mortgage loans caused by a decrease in loan originations between the periods. Loan servicing fees decreased $80,000 between the periods due primarily to a decrease in the number of commercial loans that are being serviced for others.

Non-interest expense was $29.6 million for the year ended December 31, 2011, an increase of $2.0 million, or 7.2%, from $27.6 million for the same period in 2010. Losses on real estate owned increased $1.5 million between the periods primarily because of an increase in the losses recognized because of declines in the fair market value of other real estate. Other non-interest expenses increased $1.3 million primarily because of increased real estate taxes and legal fees related to other real estate owned. Data processing expense increased $181,000 primarily because of a one time incentive that was received by the Company in the fourth quarter of 2010 when it changed its ATM and debit card vendor. Deposit insurance expense decreased $678,000 between the periods primarily because of a change in the FDIC’s insurance cost structure and also because of a decrease in assets between the periods. Occupancy expense decreased $341,000 primarily because of a decrease in depreciation expense.

Income tax expense decreased $6.3 million between the periods, from an expense of $6.3 million in 2010 to no expense in 2011. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2011. Since the valuation reserve is established against the entire deferred tax asset balance, no income tax expense was recorded for 2011.

Net Loss Available to Common Shareholders
The net loss available to common shareholders was $13.4 million for the year ended December 31, 2011, an improvement of $17.4 million, from the net loss available to common shareholders of $30.8 million for 2010. The net loss available to common shareholders decreased primarily because of the decrease in the net loss between the periods. The Company deferred the February 15, 2011, May 15, 2011, August 15, 2011, and November 15, 2011 cash dividend payments on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from the net loss for financial statement purposes to arrive at the net loss available to common shareholders.

Loss on Assets and Equity
Loss on average assets was 1.39% for 2011, compared to a 2.98% loss for 2010. Loss on average common equity was 16.94% for 2011, compared to a 31.73% loss for 2010.

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates nine full service offices in Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester (3), Spring Valley and Winona; two full service offices in Iowa located in Marshalltown and Toledo; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota. The Bank has entered into a definitive purchase and assumption agreement with Pinnacle Bank of Marshalltown, Iowa (“Pinnacle”) to sell substantially all of the assets associated with the Toledo, Iowa branch of the Bank (the “Toledo Branch”) and the assumption by Pinnacle of all deposit liabilities of the Toledo Branch. The transaction is subject to regulatory approval and scheduling of the required Toledo Branch data processing conversion. Subject to the foregoing and other customary terms and conditions, the transaction is anticipated to be consummated in the first quarter of 2012.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements, our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the recovery of the valuation allowance on deferred tax assets; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits (including the Company’s ability to renew brokered deposits); the availability of alternate funding sources; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; expectations relating to the change in Company and Bank primary banking regulators from the Office of Thrift Supervision to the Office of the Comptroller of the Currency (OCC) and Federal Reserve Board (FRB); the Bank’s compliance with regulatory standards generally (including the Bank’s status as “well-capitalized”), and supervisory agreements, individual minimum capital requirements or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the OCC and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement; the anticipated timing of consummation of the Toledo Branch transaction and the anticipated gain on sale and decrease in assets therefrom. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers, possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision, the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OCC and FRB, as applicable, in accordance with the terms of the Company and Bank supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreements or other directives; the ability of the Bank to comply with its individual minimum capital requirement and other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; satisfactory completion of the approval process to be undertaken by Pinnacle in connection with the Toledo Branch sale with the Iowa Division of Banking and the Federal Deposit Insurance Corporation, the timing of Branch data conversion by a third party provider, the failure of either the Bank or Pinnacle to fulfill the terms and conditions of the Toledo Branch sale agreement required to be satisfied prior to closing and changes in assets and liabilities at the Toledo Branch prior to closing; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Part II, Item
1A of its Quarterly Reports on Forms 10-Q. We undertake no duty to update any of the forward-looking statements after the date of this press release.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$67,840	20,981
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $19,586 and $32,036)	20,645	33,506
Other marketable securities
(amortized cost $105,700 and $118,631)	105,469	118,058
	126,114	151,564

Loans held for sale	3,709	2,728
Loans receivable, net	555,908	664,241
Accrued interest receivable	2,449	3,311
Real estate, net	16,616	16,382
Federal Home Loan Bank stock, at cost	4,222	6,743
Mortgage servicing rights, net	1,485	1,586
Premises and equipment, net	7,967	9,450
Prepaid expenses and other assets	2,262	3,632
Assets held for sale	1,583	0
Deferred tax asset, net	0	0
Total assets	$790,155	880,618

Liabilities and Stockholders’ Equity
Deposits	$620,128	683,230
Deposits held for sale	36,048	0
Federal Home Loan Bank Advances	70,000	122,500
Accrued interest payable	780	1,092
Customer escrows	933	818
Accrued expenses and other liabilities	5,205	3,431
Total liabilities	733,094	811,071
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value)
Authorized 500,000 shares; issued shares 26,000	24,780	24,264
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	53,462	56,420
Retained earnings, subject to certain restrictions	42,983	55,838
Accumulated other comprehensive income	471	541
Unearned employee stock ownership plan shares	(3,191)	(3,384)
Treasury stock, at cost 4,740,711 and 4,818,263 shares	(61,535)	(64,223)
Total stockholders’ equity	57,061	69,547
Total liabilities and stockholders’ equity	$790,155	880,618

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$8,605	10,005	36,776	44,248
Securities available for sale:
Mortgage-backed and related	225	369	1,098	1,813
Other marketable	319	387	1,451	2,023
Cash equivalents	29	0	36	4
Other	32	73	180	182
Total interest income	9,210	10,834	39,541	48,270

Interest expense:
Deposits	1,478	2,154	6,847	11,281
Federal Home Loan Bank advances	854	1,393	4,288	5,978
Total interest expense	2,332	3,547	11,135	17,259
Net interest income	6,878	7,287	28,406	31,011
Provision for loan losses	7,609	10,542	17,278	33,381
Net interest income (loss) after provision
for loan losses	(731)	(3,255)	11,128	(2,370)

Non-interest income:
Fees and service charges	912	1,007	3,739	3,741
Loan servicing fees	240	261	987	1,067
Gain on sales of loans	672	655	1,656	1,987
Other	151	101	487	476
Total non-interest income	1,975	2,024	6,869	7,271

Non-interest expense:
Compensation and benefits	3,205	3,300	13,553	13,516
Losses on real estate owned	2,380	1,509	2,681	1,165
Occupancy	955	961	3,741	4,082
Deposit insurance	254	439	1,255	1,933
Data processing	337	174	1,221	1,040
Other	1,739	1,836	7,101	5,820
Total non-interest expense	8,870	8,219	29,552	27,556
Loss before income tax expense	(7,626)	(9,450)	(11,555)	(22,655)
Income tax expense	0	482	0	6,323
Net loss	(7,626)	(9,932)	(11,555)	(28,978)
Preferred stock dividends and discount	459	449	1,821	1,784
Net loss available to common shareholders	$(8,085)	(10,381)	(13,376)	(30,762)
Basic loss per common share	$(2.08)	(2.73)	(3.47)	(8.17)
Diluted loss per common share	$(2.08)	(2.73)	(3.47)	(8.17)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
	Three Months Ended		Year Ended
SELECTED FINANCIAL DATA:	December 31,		December 31,
(Dollars in thousand, except per share data)	2011	2010	2011	2010
I. OPERATING DATA:
Interest income	$9,210	10,834	39,541	48,270
Interest expense	2,332	3,547	11,135	17,259
Net interest income	6,878	7,287	28,406	31,011

II. AVERAGE BALANCES:
Assets (1)	807,341	893,640	832,357	971,094
Loans receivable, net	574,996	685,015	608,826	740,323
Mortgage-backed and related securities (1)	133,458	141,812	139,473	154,691
Interest-earning assets (1)	768,747	852,331	791,309	923,462
Interest-bearing liabilities	736,657	809,499	759,172	873,880
Equity (1)	65,960	79,368	68,201	91,315

III. PERFORMANCE RATIOS: (1)
Loss on average assets (annualized)	(3.75)%	(4.41)%	(1.39)%	(2.98)%
Interest rate spread information:
Average during period	3.50	3.30	3.33	3.25
End of period	3.34	3.68	3.34	3.68
Net interest margin	3.55	3.39	3.59	3.36
Ratio of operating expense to average
total assets (annualized)	4.36	3.65	3.55	2.84
Loss on average common equity (annualized)	(45.87)	(49.64)	(16.94)	(31.73)
Efficiency	100.19	88.26	83.78	71.98
	December 31,	December 31,
IV. ASSET QUALITY:	2011	2010
Total non-performing assets	$50,609	84,469
Non-performing assets to total assets	6.40%	9.59%
Non-performing loans to total loans
receivable, net	6.10%	10.25%
Allowance for loan losses	$23,888	42,828
Allowance for loan losses to total assets	3.02%	4.86%
Allowance for loan losses to total loans receivable, net	4.29	6.45
Allowance for loan losses to non-performing loans	70.27	62.91

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	7.36	10.51
	Year Ended	Year Ended
VI. CAPITAL RATIOS :	Dec 31, 2011	Dec 31, 2010
Stockholders’ equity to total assets, at end of period	7.22%	7.90%
Average stockholders’ equity to average assets (1)	8.19	9.40
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	104.23	105.67
Home Federal Savings Bank
regulatory capital ratios:
Tier 1 or core capital(2)	7.14%	7.60%
Risk-based capital	10.86%	10.97%
	December 31,	December 31,
	2011	2010
VII. EMPLOYEE DATA:
Number of full time equivalent employees	205	212
(1)	Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.
(2)	The OCC has established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets, which was in excess of the Bank’s 7.14% core capital to adjusted total assets ratio at December 31, 2011. The failure of the Bank to comply with the terms of the IMCR could subject it to further limits on growth and may cause it to be deemed to be operating in an unsafe and unsound condition, subjecting it to such legal actions or sanctions as the OCC considers appropriate.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
President